UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) January 14, 2008
MINRAD INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-49635	870299034

(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)
50 Cobham Drive, Orchard Park, NY 14127-4121
(Address of principal executive offices)

Registrant’s telephone number, including area code: 716-855-1068
(Former name or former address, if changed since last report.)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 ☐ CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 ☐ CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Charles R. Trego, Jr. has been named Minrad International, Inc.’s new Chief Financial Officer and Executive Vice President, effective March 3, 2008. Mr. Trego is joining Minrad from Hardinge, Inc., where he has been the Chief Financial Officer and Senior Vice President since October 2005. Before that, he served as the Chief Financial Officer and Treasurer of Latham International from August 2003 until September 2005, and as Executive Vice President and Chief Financial Officer of Rich Products Corporation from 1989 to 2003.
Mr. Trego will receive a base salary of $225,000. In addition, he will be eligible to receive incentive bonuses based upon improvements in the operating income of the Company and the Company’s receipt from its auditor’s by December 2008 of an attestation which does not cite any material weaknesses in Minrad’s internal controls over financial reporting. Subject to his continued employment with Minrad, he is guaranteed a minimum payment of $75,000 for these incentive bonuses, payable after the Company’s filing of its annual report on Form 10-KSB for fiscal year 2008. Once Mr. Trego commences employment with Minrad, he will be granted milestone options to acquire up to 75,000 shares of common stock of the Company. 25,000 of the milestone options will be exercisable upon the Company achieving revenue of $15 million for a quarter; 25,000 will be exercisable upon the Company achieving $1.5 million in revenue during a quarter from its image-guidance products; and 25,000 will be exercisable upon the Company’s filing of an SNDA for its Conscious Sedation product currently in development. Milestones must be achieved by December 31, 2008.

ITEM 8.01	Other Events
Dennis Goupil has been promoted to Executive Vice President — Chief Technology Officer of the Company.

MINRAD INTERNATIONAL, INC. (Registrant)
January 14, 2008	By:	/s/ WILLIAM H. BURNS, JR.
William H. Burns, Jr.
Chairman and CEO